The terms of the particular Interest Rate Swap Transaction to which this Confirmation relates are as follows;

A. TRANSACTION DETAILS

JPMorgan Deal Number(s):

6900022984414

Notional Amount:

Per attached schedule in Exhibit A

Trade Date:

22 February 2006

Effective Date:

28 February 2006

Termination Dare:

25 August 2010 subject to adjustment in accordance with the Modified Following Business Day Convention

Fixed Amounts;

Fixed Rate Payer;

Counterparty

Fixed Rate Payer Period End Dates: The 25th of each month in each year commencing with 25 March 2006 to and including the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention

Fixed Rate Payer Payment Dates:

Two (2) Business days preceding each Fixed Rate Payer Period End Date.

Fixed Rate;

5.0375 percent

Fixed Rate Day Count Fraction:

30/360

Business Days:

New York, London Floating Amounts:

Floating Rate Payer:

JPMorgan

floating Rate Payer Period End Dates: The 25th of each month in each year commencing with 25 March 2006 to and including the Termination Date, subject to adjustment m accordance with the Modified Following Business Day Convention

Floating Rate Payer Payment Dates:

Two (2) Business days preceding each Floating Rate Payer Period End bate.

Floating Rate Option:

USD-LIBOR-BBA